Exhibit 23.1

CONSENT OF PETROLEUM ENGINEERS

We consent to the incorporation by reference in (a) Registration Statement No. 333-227566 on Form S-8 of PEDEVCO Corp. (the “Company”), (b) Registration Statement No. 333-192002 on Form S-8 of the Company, (c) Registration Statement No. 333-214415 on Form S-3 of the Company, (d) Registration Statement No. 333-201098 on Form S-8 of the Company, (e) Registration Statement No. 333-207529 on Form S-8 of the Company, (f) Registration Statement No. 333-215349 on Form S-8 of the Company, (g) Registration Statement No. 333-222335 on Form S-8 of the Company, and (h) Registration Statement No. 333-233525 on Form S-8 of the Company, of our report dated March 6, 2020, relating to the Company’s proved oil and gas reserves estimates and future net revenue of various oil and gas properties in Colorado and New Mexico as of December 31, 2019, as referenced in, and filed as Exhibit 99.2 to, the Company’s Current Report on Form 8-K dated on or about March 11, 2020.

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
By:
Name: W. Todd Brooker
Title: President

Cawley, Gillespie & Associates, Inc.
13640 Briarwick Drive, Suite 100
Austin, Texas 78729
March 11, 2020